Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-142476, 333-130931, 333-114193, 333-24383, and 333-60818) on Form S-8 of Enterprise Informatics Inc. (formerly known as Spescom Software Inc.) of our report dated January 15, 2008 relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Enterprise Informatics Inc. for the year ended September 30, 2007.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 15, 2008